Exhibit 10.91

Execution Copy

October 2, 2018

J. Tomilson Hill

Dear Tom,

This letter agreement (“Letter Agreement”) serves to document our mutual agreement regarding your continued service as a Senior Managing Director (“SMD”) of The Blackstone Group L.P. (“Blackstone”). All capitalized terms used in this Letter Agreement but not defined shall have the meanings ascribed to such terms in that certain Senior Managing Director Agreement, dated as of June 18, 2007, by and among Blackstone Holdings I L.P. and you (the “SMD Agreement”). A copy of your SMD Agreement is attached hereto as Exhibit A.

1. Service as Senior Managing Director; Restrictive Covenants.

(a) You shall continue to serve as a Blackstone SMD following the date hereof until December 31, 2018 (such date, the “Effective Date”). Prior to the Effective Date, you will continue to (x) serve as an SMD and Chairman of Blackstone Alternative Asset Management (“BAAM”), Vice Chairman of Blackstone, a member of the Management Committee, the Board of Directors of Blackstone and the GP Stakes Investment Committee and advisor to and member of the investment committee of Blackstone Strategic Capital Holdings (“BSCH”) and (y) provide proactive leadership to effectuate a smooth management transition, as reasonably determined by Blackstone, the duties of which will include, without limitation, the transferring of key LP and hedge fund relationships and supporting the management team. In order to facilitate such transition, you will gradually reduce your level of involvement in the day-to-day operations and, as of the date hereof, you will no longer be required to participate in or attend regular internal meetings of BAAM.

(b) As of the Effective Date, you hereby resign as an SMD of Blackstone Holdings I L.P. and each of Blackstone’s other affiliated entities (the “Blackstone Entities”) and as an officer or director (or person performing similar functions) of each Blackstone Entity for which you served as an officer or director (or similar function). Blackstone waives its right to any advance notice from you regarding your resignation or retirement under the SMD Agreement, and you will not be obligated to remain on “garden leave status” (as described in Section 5(d) of the SMD Agreement) at any time.

(c) You acknowledge and agree that, from and after the Effective Date, you will have no legal or actual power or authority to act on behalf of or to legally bind the Blackstone Entities (to the extent you had such power prior to the Effective Date).

(d) You hereby acknowledge and affirm all of the provisions of your SMD Non-Competition and Non-Solicitation Agreement, dated as of June 18, 2007, a copy of which is attached hereto as Schedule A to the SMD Agreement (the “Non-Competition Agreement”). For purposes of the Non-Competition Agreement, the Effective Date will be deemed to be the date on which your “Garden Leave Period” commenced. Notwithstanding the foregoing:

(i) the definition of “Competitive Business” in Section I.A. of the Non-Competition Agreement is hereby amended and restated in its entirety, as of the Effective Date, with the following:

“For purposes of this Non-Competition Agreement, ‘Competitive Business’ means any business, in any geographical or market area where Blackstone conducts business or provides products or services, that competes with any portion of a Specified Business.

‘Specified Business’ means any business consisting of one or more of the following areas:

(i) a discretionary allocator to hedge funds (i.e., a hedge fund of funds or seeding/acceleration business);

(ii) a private equity fund sponsor (other than to the extent the SMD’s services are limited to the areas described in clause (z) of the immediately following sentence);

(iii) a private debt or credit fund sponsor;

(iv) a real estate fund or real estate debt fund sponsor; or

(v) the business of acquiring non-controlling/minority ownership interests and/or economic participations in hedge funds, private equity sponsors, private debt or credit fund sponsors, real estate fund or real estate debt fund sponsors, or other alternative asset managers.

Competitive Business shall not include the portion of any Specified Business that consists of:

(x) direct investments in marketable investment vehicles (i.e., hedge funds, mutual funds and separately managed account managers);

(y) a special purpose acquisition company that does not engage in a Specified Business; or

(z) any investment fund (or sponsor thereof) the primary investment strategy of which is to obtain superior returns through the application of data collection and data analytics to the operating businesses acquired by such investment fund (so long as such investment fund, sponsor and operating businesses are not engaged in the management of any of the areas described in clauses (i), (iii), (iv) or (v) of the definition of a Specified Business).”

(ii) Section I.B. of the Non-Competition Agreement is hereby amended and restated in its entirety, effective as if the Effective Date, with the following:

“Each SMD shall not, directly or indirectly, during such SMD’s service with Blackstone, and for a period ending twelve months following the commencement date of such SMD’s Garden Leave Period, (a) solicit, or assist any other individual, person, firm or other entity in soliciting, the business of any Client or Prospective Client for or on behalf of an existing or prospective Competitive Business; (b) perform, provide or assist any Competitive Business in performing or providing services similar to those provided by Blackstone for any Client or Prospective Client; or (c) impede or otherwise interfere with or damage (or attempt to impede or otherwise interfere with or damage) any business relationship and/or agreement between Blackstone and (i) a Client or Prospective Client or (ii) any supplier. In addition, nothing in this Section I.B will prohibit the SMD from soliciting Clients and Prospective Clients in connection with activities that are described in the clauses (x), (y) or (z) of the last sentence in Section I.A of the Non-Competition Agreement.

1. For purposes of this Non-Competition Agreement, ‘Client’ shall mean any person, firm, corporation or other organization whatsoever for whom BAAM provided services (including any investor in any BAAM fund) with respect to whom each SMD, individuals reporting to such SMD or individuals over whom such SMD had direct or indirect responsibility, had personal contact or dealings on BAAM’s behalf during the three-year period immediately preceding such SMD’s termination of service. ‘Prospective Client’ shall mean any person, firm, corporation or other organization whatsoever with whom BAAM has had any negotiations or discussions regarding the possible engagement of business or the performance of business services within the eighteen months preceding such SMD’s termination of service with Blackstone with respect to whom such SMD, individuals reporting to such SMD or individuals over whom such SMD had direct or indirect responsibility, had personal contact or dealing on BAAM’s behalf during such eighteen-month period.

2. For purposes of this Section I.B., ‘solicit’ means to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any individual, person, firm or other entity, in any manner, to take or refrain from taking any action.”

(iii) Section I.C. of the Non-Competition Agreement will not prohibit you (or your affiliate) from soliciting or hiring for employment your current assistant, Julia Lee.

(iv) Section II.B. of the Non-Competition Agreement is hereby amended, effective as of the Effective Date, to add the following sentence to the end of such section:

“Notwithstanding the foregoing or any other provision of this Non-Competition Agreement to the contrary, Confidential Information shall exclude any information publicly known or in the public domain, which will be deemed to include, without limitation, information contained in (i) public filings, including any filings made with the Securities Exchange Commission or any other regulatory agency, including ratings agencies; (ii) public relations or publicity materials, including press releases and interviews; (iii) publically available presentations made to investment analysts; and (v) other publically available periodic disclosures to investors.”

2. Payments; Benefits

(a) Your target annual cash compensation for 2018 will be $7,500,000, which includes your $350,000 base draw and a one-time lump sum cash bonus of $7,150,000 (which, for the avoidance of doubt, excludes your 2017 Year End Special Equity and 2017 Year End Special Equity Premium Awards (as described in Section 3(d))), subject to your continued service as an SMD of Blackstone through December 31, 2018 and satisfaction of your responsibilities as set forth in Section 1(a) of this Letter Agreement and payable at the same time as base draw and annual cash bonuses are payable to other Blackstone SMDs.

(b) You shall continue to receive your $350,000 base draw, as noted above, and benefits through the Effective Date, but shall not receive or participate in any profit sharing or bonus arrangements (including participation in any carried interest or fee-sharing program) except as expressly provided for herein. Following the Effective Date, you will be eligible to participate in Blackstone’s SMD retiree health insurance program; provided, that you shall bear the cost of your participation in such programs in a manner similar to other Blackstone SMDs.

(c) Without limiting the generality of the provisions of the Non-Competition Agreement, and notwithstanding any modifications to the Non-Competition Agreement set forth herein, you agree that in connection with any employment, investment management or professional activities in which you engage following the Effective Date, neither you nor anyone, including without limitation, any firm or investment fund with which you become affiliated or which you endeavor to establish, nor any other employee, agent or representative of such firm or fund, may provide to any investors or prospective investors or any other persons or entities, whether orally or in writing, any non-public information about Blackstone, any fund or vehicle sponsored by Blackstone (collectively, a “Blackstone Fund”), any investments made by any Blackstone Fund or the performance record of any Blackstone Fund; or information about advisory services provided by Blackstone; or non-public information about the clients to which such services were delivered, in each case without the prior written consent of John Finley (or his successor as Chief Legal Officer of Blackstone or respective designee), which consent may be withheld in John Finley or his successor’s or designee’s sole discretion. For the avoidance of doubt, public information shall include the information described in the last sentence of Section II.B. of the Non-Competition Agreement (as modified herein).

3. Treatment of Blackstone Unit Awards.

(a) Reference is made to (i) the limited partnership units (the “Holdings Units”) in each of Blackstone Holdings (as hereinafter described in Schedule I); “Holdings Unit” being a collective reference to a limited partnership unit in each Blackstone Holdings partnership and (ii) the publicly traded common units in Blackstone (the “Common Units”). Blackstone and you acknowledge and agree that, as of the date hereof, you have the number of vested and unvested awards covering Holdings Units and Common Units as set forth in Exhibit E attached hereto and that, except as provided herein, all such unvested awards of Holdings Units and Common Units will either be forfeited or retained following the Effective Date as set forth in Exhibit E. Notwithstanding the foregoing, Blackstone agrees that your withdrawal shall constitute a “Qualifying Retirement” for the purposes of all plans or agreements governing such Holdings Units and Common Units, and provided further, that Blackstone hereby agrees to let you retain the portion of such awards that would have been forfeited upon your withdrawal, so that such awards will be retained following the Effective Date as set forth herein and in Exhibit E hereto, subject to your continued compliance with your obligations set forth in the Non-Competition Agreement (as modified herein).

(b) With respect to all Holdings Units, you agree that you will remain subject to all of Blackstone’s policies as in effect as of the Effective Date, in addition to any agreements to which you are a party, with the following supplements and modifications:

(i) If at any time, Blackstone concludes that such action is needed for tax or securities law purposes, Blackstone shall have the right to cause you to exchange Holdings Units for Common Units at any time in any number of units it determines and you will be entitled to exchange Holdings Units for Common Units in accordance with and subject to the terms and the exchange methodology in effect for Blackstone SMDs on the date of any such exchange; provided that you must execute and deliver to Blackstone a notice of exchange in the form as is generally used by Blackstone SMDs at such time at least 60 days prior to the applicable Quarterly Exchange Date (as defined in the Exchange Agreement).

(ii) You will be required to continue to hold your Holdings Units and Common Units, including any Common Units resulting from an exchange of Holdings Units, at Merrill Lynch in accordance with the procedures generally applicable to Blackstone SMDs.

(iii) You must comply with the requirements outlined in the memorandum attached as Exhibit B and may not directly hold Common Units at the time of any exchange of Holdings Units and, until such time as you no longer hold any Holdings Units, may not remain the direct holder of any Common Units received upon exchange following the end of the relevant selling period.

(iv) You may transfer your vested Holdings Units and Common Units (collectively) as set forth on Exhibit E and in accordance with the exchange methodology applicable to Blackstone SMDs.

(v) Blackstone will continue to provide you notice of matters affecting your Holdings Units (including permissible exchange dates of Holdings Units into Common Units under Blackstone’s controlled sales program) on the same basis and timing that it provides all other Blackstone SMD holders of Holdings Units.

(c) You will remain eligible for payments under the Blackstone Tax Receivables Agreement on terms and conditions no less favorable than applicable to other Blackstone SMDs.

(d) You currently hold Bonus Deferral Units (the “Bonus Deferral Units”) pursuant to the terms of Blackstone’s Sixth Amended and Restated Bonus Deferral Plan, as amended, as well as deferred units pursuant to one or more Special Equity Awards (the “Special Equity Awards”). Additionally, on July 1, 2018, in respect of your performance in 2017, you were granted $7,500,000 in deferred Holdings Units in respect of your 2017 Year End Special Equity and 2017 Year End Special Equity Premium Awards, both of which will vest and be retained as set forth in Exhibit E hereto subject to your continued service as a Blackstone SMD through December 31, 2018, your satisfaction of your responsibilities as set forth in Section 1(a) of this Letter Agreement and your continued compliance with your obligations set forth in the Non-Competition Agreement (as modified herein).

Blackstone agrees that your withdrawal shall constitute a “Qualifying Retirement” for the purposes of the plan agreements governing such Bonus Deferral Units and Special Equity Awards such that you shall, as of the Effective Date, be vested in and retain 100% of your unvested Bonus Deferral Units and 50% of such unvested Special Equity Awards. Upon and following the Effective Date, you will also retain the remaining 50% of your previously unvested Special Equity Awards which shall vest and be delivered to you (together with your other awards) as set forth in Exhibit E hereto, subject to your continued service as a Blackstone SMD through December 31, 2018, your satisfaction of your responsibilities as set forth in Section 1(a) of this Letter Agreement and your continued compliance with your obligations set forth in the Non-Competition Agreement (as modified herein).

Notwithstanding anything to the contrary contained in this Letter Agreement, 65,000 of your deferred Holdings Units subject to Special Equity Awards which are scheduled to be delivered to you on or after January 1, 2020, as set forth in Exhibit E hereto (the “Designated Special Equity Awards”), will not be subject to Section I.C. of your Non-Competition Agreement, as amended hereby.

4. Carried Interest; Participation Investments.

(a) Blackstone agrees that your withdrawal shall constitute a “Qualifying Retirement” for purposes of the plan agreements governing your participation in carried interest in any Blackstone Fund, such that you will, as of the Effective Date, be vested in and retain 50% of your unvested carried interest. In addition, following the Effective Date, you will retain the remaining 50% of your unvested carried interest, subject to your continued service as a Blackstone SMD through December 31, 2018, your satisfaction of your responsibilities as set forth in Section 1(a) of this Letter Agreement and your continued compliance with your obligations set forth in the Non-Competition Agreement (as modified herein).

(b) Following the Effective Date, subject to your continued service as a Blackstone SMD through December 31, 2018, your satisfaction of your responsibilities as set forth in Section 1(a) of this Letter Agreement and your continued compliance with your obligations set forth in the Non-Competition Agreement (as modified herein):

(i) You will receive a profit sharing percentage of 4% for all investments made by the BSCH fund that close prior to the Effective Date, including associated installments made following the Effective Date, all of which will be considered 100% vested.

(ii) You will be eligible to receive additional awards of up to 2.5% of the total Carry Dollars created on new investments by the BSCH fund in which you have material involvement.    Blackstone will inform you of such investments where you are eligible to earn Carry Dollars and the amount of your award with respect to each such investment, and you and John McCormick will mutually agree on the nature of your involvement in each such investment. For reference, a “Carry Dollar” is the number attained by multiplying the aggregate amount of Limited Partner capital deployed in transactions by such fund by the contractual percentage rate of the profits that Blackstone, as the General Partner of such fund, earns as carried interest from such investments.

(iii) You will receive 2% of the carry proceeds realized by BCP VI from the investment in First Eagle Investment Management.

(iv) Blackstone will permit you to participate in optional side-by-side offerings made available to other Blackstone SMDs by any “Participation Entities” (as defined in Schedule I hereto) or any successor funds, as well as other funds made generally available via the side-by-side investment program, at levels consistent with your current Blackstone SMD levels until the annual side-by-side period pertaining to the fifth anniversary of the Effective Date.

(c) You will continue to retain any mandatory or optional side-by-side participation in the Participation Entities through the end of the annual election period in which the Effective Date occurs, and will continue to be subject to capital commitments applicable to such Participation Entities for such annual election period. You will continue to be eligible to receive distributions on your investments in the Participation Entities following the Effective Date in accordance with the applicable Governing Agreements.

(d) Upon separation, Blackstone will continue to deliver to you its valuation of your portfolio with respect to your participation in any Participation Entities on a semi-annual basis, until such time as you no longer have any such investments, which valuation shall be calculated on a basis consistent with the methodology used in previous valuations and consistent with all other Blackstone SMDs’ valuations. Your investments in the Participation Entities will not be subject to any performance or management fees, however you will be assessed an administrative fee equivalent to fifty (50) basis points on any optionally elected commitments to such entities following the Effective Date in accordance with Blackstone’s general policy regarding former Blackstone SMDs.

(e) To the extent that you are invested in any non-drawdown funds managed by GSO or BREDS following the Effective Date (or managed by BAAM, in the case of any such investments outstanding after the 5th anniversary of the Effective Date), your capital accounts, as to both current and future investments, in such funds shall be subject to management and performance fees as of the next administratively practicable date on which you can elect to redeem such investments following the Effective Date in accordance with Blackstone’s general policy regarding former Blackstone SMDs. To the extent that you are invested in any non-drawdown funds managed by BAAM following the Effective Date, your capital accounts, as to both current and future investments, in such funds shall not be subject to management or performance fees during the 5 year period following the Effective Date so long as your investments are at levels consistent with amounts previously made during your period of services to Blackstone or at reduced levels of investment, subject to any minimum levels generally applicable to other Blackstone SMDs (and, provided that, if the aggregate “side-by-side” elections with respect to any such BAAM fund are in excess of the amount of the total side-by-side investment opportunity with respect to such BAAM fund, then Blackstone may scale back your investment election for such BAAM fund on a proportionate basis with other Blackstone SMDs and employees so as to accommodate any “side-by-side” elections made with respect to such BAAM fund by fee-paying third party investors).

5. Press Releases; Public Relations. Any future press releases and general public relations announcements related to your retirement from Blackstone and similar issues will be substantially consistent with the sample form attached hereto as Exhibit F.

6. Securities Trades; Compliance. Until six months following the Effective Date, you will continue to be required to seek Blackstone’s approval and clearance of, and submit statements to Blackstone with respect to, securities trades in accordance with the Blackstone policies contained in the Compliance Documents on the same basis as generally applicable to other Blackstone SMDs. Nothing contained herein shall affect your obligations under applicable federal or state securities laws.

7. Complete Release. You agree that in exchange for the payments, benefits and waivers provided herein, you forever release and waive all claims, causes of action or the like, known or unknown, that you have, had or may have in the future against Blackstone and any and all present and former successors, predecessors, subsidiaries, divisions, affiliated entities, and their respective present and former directors, officers, members, partners, trustees, representatives, employees, former employees, successors and assigns or anyone else connected with it (collectively, the “Released Parties”), with respect to all matters related to your employment with Blackstone and retirement therefrom, or otherwise, by reason of facts that have occurred on or prior to the date on which you sign this Letter Agreement. This release and waiver covers both claims that you know about and those you may not know about. This Release does not affect your rights with respect to indemnification, vested equity and carry and other benefits, investments, or the right to enforce this Agreement. You agree, on the Effective Date, to execute and deliver the form of General Release attached hereto as Exhibit D. If you fail to timely execute and deliver, or you revoke the General Release within 7 days following your execution and delivery thereof, your right to receive the waivers, payments and benefits herein shall be forfeited.

8. Miscellaneous. All of the provisions contained in Schedule II are hereby incorporated by reference into this Section.

9. Governing Law. This Letter Agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to principles of conflicts of laws.

10. Dispute Resolution. Any dispute, controversy or other matter arising out of this Letter Agreement or otherwise referred to in the Non-Competition Agreement shall be subject to the provisions of Section VII of the SMD Non-Competition Agreement.

11. Headings. The headings and subheadings in this Letter Agreement are included for convenience and identification only and are in no way intended to affect, describe, interpret, define or limit the meaning, scope, extent or intent of this Letter Agreement or any provision hereof.

12. Counterparts. This Letter Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile transmission shall be effective for all purposes.

13. Certain References. Throughout this Letter Agreement, references to Sections of this Letter Agreement include the Exhibits and Schedules to this Letter Agreement (and Annexes to Exhibits) referred to in such Sections, and references to this Letter Agreement include all Exhibits and Schedules to this Letter Agreement (and Annexes to Exhibits).

IN WITNESS WHEREOF, the undersigned have executed this Letter Agreement as of the date first above written.

BLACKSTONE HOLDINGS I L.P.

By: Blackstone Holdings I/II GP Inc., its general partner

/s/ Stephen A. Schwarzman
Name: Stephen A. Schwarzman
Title: Chairman & Chief Executive Officer

Accepted and agreed to as of
the date first above written:

/s/ J. Tomilson Hill
J. Tomilson Hill

Index of Schedules and Exhibits

Schedule I	-	Continuing Blackstone Entities and Definitions

Schedule II	-	Miscellaneous Provisions

Exhibit A	-	Senior Managing Director Agreement and Non-Competition Agreement

Exhibit B	-	Exchange Memo

Exhibit C	-	Investor Statement

Exhibit D	-	General Release

Exhibit E	-	Blackstone Unit Award Schedule

Exhibit F	-	Sample Press Release

Schedule I

Continuing Blackstone Entities and Definitions

1. Except as otherwise specifically provided for herein, you hereby voluntarily withdraw as a partner and/or member (as applicable) from Blackstone Holdings I L.P. and each of Blackstone’s other affiliated entities. Immediately following the Effective Date, you and your personal planning vehicles will remain a member or partner of certain entities listed below (the “Continuing Entities”) on the terms and conditions set forth in the applicable Governing Agreements (as defined below) for such Continuing Entities (and as modified by this Letter Agreement) for members or partners who have ceased to be employed by, or otherwise provide services to, Blackstone Entities or in any applicable Blackstone memoranda related to such Continuing Entities.

“Participation Entities”

BSCH, BCOM, BCP IV, BCP V, BCP VI, BCP VII, BCTP, BEP, BEP II, Patria – P2 III, Patria, PE V, BCRED, BPP SMA-Europe, BPP SMA-US, BPP-US, BREDS II, BREDS III, BREP Asia, BREP Europe III, BREP Europe IV, BREP Europe V, BREP Intl II, BREP IV, BREP V, BREP VI, BREP VII, BREP VIII, Special Sits Europe, Special Sits II, Bakken, Beacon, BMEZZ II, CDCG, COCA, COF II, COF III, CSF I, CSF II, EPA, EPB, EPC, EPC II, EPD, ESDF, ESOF, SJ, Special, SP VI RE, SP VII, BMO and BTOF subject to Section 4 of the Letter Agreement to which this Schedule is attached.

“Blackstone Holdings”

Blackstone Holdings I L.P. (solely to the extent you hold equity interests therein)

Blackstone Holdings II L.P. (solely to the extent you hold equity interests therein)

Blackstone Holdings III L.P. (solely to the extent you hold equity interests therein)

Blackstone Holdings IV L.P. (solely to the extent you hold equity interests therein)

Blackstone Holdings AI L.P. (solely to the extent you hold equity interests therein)

2. Your interests in the Participation Entities are set forth on the BX Access system (collectively, the “Investor Statements”) attached hereto as Exhibit C. The parties acknowledge and agree that such Exhibit C reflects only an estimate of such information contained therein and is subject to change.

“Governing Agreement” of any Blackstone Entity means the limited partnership agreement, limited liability company agreement or other governing agreement of such Blackstone Entity, in each case as modified by this Letter Agreement, and as amended, supplemented, restated or otherwise modified through the Effective Date.

Schedule II

Miscellaneous Provisions

1. Right of Offset. It is hereby agreed that, with respect to any payments due under the Letter Agreement to which this Schedule is attached (this “Letter Agreement”), the Governing Agreements of the Blackstone Entities and any other agreement between you and the Blackstone Entities, the Blackstone Entities shall have the right to set off and apply against any amounts at any time payable by any Blackstone Entity to you pursuant to the provisions hereof or otherwise any amounts payable by you to any Blackstone Entity (excluding amounts required to repay your Blackstone-related loans and interest, if any, to JPMorgan Chase Bank, N.A. (or its successor from time to time) (“JPMorgan”) and excluding the Designated Special Equity Awards.

It is further agreed that if, at any time, it is determined by Stephen A. Schwarzman (or his successor as Chairman and Chief Executive Officer, “SAS”) that you are in breach of any of your agreements or obligations under this Letter Agreement, the Non-Competition Agreement or any Blackstone Entity Governing Agreement, as amended by this Letter Agreement, the Blackstone Entities shall have the right to recover from you, and to set off against amounts otherwise payable by any of the Blackstone Entities to you, up to the amount of likely damages suffered by Blackstone and/or the amount of your liability to the Blackstone Entities resulting from such breach or from such act or omission constituting “Cause” (in any case, as determined by SAS) (excluding amounts required to repay your Blackstone-related loans and interest, if any, to JPMorgan and excluding the Designated Special Equity Awards). In such case, Blackstone will provide you with written notice of such set-off. As used herein, “Cause” shall have the meaning set forth in Section 5(b) of the SMD Agreement (as defined below).

If any set off is made by any Blackstone Entity pursuant to this Paragraph 1 and it is ultimately determined that the amount payable by you to the Blackstone Entities, and/or the amount of actual damages suffered by Blackstone and/or the amount of your actual liability to the Blackstone Entities is less than the amount set off with respect to such amount payable by you and/or such damages and/or such liability pursuant to this Paragraph 1, then (x) Blackstone shall return to you the excess amount so set off, together with interest from the date of set-off at a rate equal to the average prime rate of interest published by JPMorgan and (y) if you have obtained a legal judgment ordering Blackstone to pay you such amounts, then Blackstone also shall reimburse you for your reasonable legal fees directly related to obtaining such judgment.

2. Notices. Any notice or other communication required or which may be given to any party hereunder shall be in writing and shall be deemed given effectively if delivered personally to such party (or, in the case of the Blackstone Entities, to the Chief Legal Officer) or sent by facsimile transmission as follows:

To you:

J. Tomilson Hill

c/o Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

Attention: Eric Hilfers

                 Kenneth Halcom

Facsimile: 212-474-3700

To the Blackstone Entities:

c/o The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Attention: Chief Legal Officer

Facsimile: 212-583-5719

Any party may change the persons and addresses to which notices or other communications are to be sent by giving written notice of such change to the other party in the manner provided herein for giving notice.

3. Entire Agreement, Etc.

(a) This Letter Agreement constitutes an amendment of each prior written or oral agreement between Blackstone and you, including, without limitation, the SMD Agreement, the Non-Competition Agreement, the plans and agreements governing your Holding Units, Common Units, Bonus Deferral Units, Special Equity Awards and carried interests in any Blackstone Fund and any other similar prior agreement (collectively, the “Prior Agreements”). To the extent of any inconsistency between this Letter Agreement and any Prior Agreements, this Letter Agreement shall prevail. For the avoidance of doubt, the Non- Competition Agreement, as modified herein, remains in full force and effect.

(b) This Letter Agreement has been prepared, executed and delivered for the purpose, among other things, of settling all claims (except as otherwise expressly provided herein) that you or any of your affiliates have or may have against any Blackstone Entity. By executing and delivering this Letter Agreement, you, on behalf of yourself and your affiliates, and Blackstone on behalf of itself and its successors and assigns, expressly agree that no draft, memorandum, summary of proposed terms, notes or other document (other than this Letter Agreement, as executed and delivered by the parties) or written or oral statement prepared or made in connection with the negotiation, preparation, execution and delivery of this Letter Agreement, nor any payment or delivery hereunder, shall constitute, or be deemed to constitute, evidence of the agreement or intentions of the parties with respect to the subject matter of this Letter Agreement.

4. Amendment, Etc. This Letter Agreement may not be amended, supplemented, modified, canceled or discharged except by a written instrument executed by you and the relevant Blackstone Entity or Entities, and no provision hereof shall be waived except by a written instrument executed by the party granting such waiver. To the extent this Letter Agreement is inconsistent with any of the Governing Agreements of any Blackstone Entity, this Letter Agreement will control, and each party hereto will exercise any of such party’s rights and powers under any Blackstone Entity Governing Agreement in a manner that is not inconsistent with the provisions of this Letter Agreement. If any of the parties shall waive the breach of any provision of this Letter Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Letter Agreement. The rights and remedies of each party in this Letter Agreement are cumulative and not exclusive, and the exercise by any party of any right or remedy provided in this Letter Agreement shall not preclude any exercise by such party of any other rights or remedies of such party in this Letter Agreement, in the Blackstone Entities Governing Agreements or in any other agreement or at law, in equity, under any statute or otherwise. The parties reserve the right, without notice to or consent of any third person, at any time to waive any rights hereunder or by mutual agreement to amend this Letter Agreement in any respect or by mutual agreement to terminate this Letter Agreement.

5. Successors and Assigns, Etc. This Letter Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns, including successors and assigns resulting from any change in form of any Blackstone Entity. It is acknowledged and agreed that any trusts, estate planning vehicles or other similar entities to which you have transferred an interest in any Blackstone Entity (or you have otherwise designated as a partner/member in the Blackstone Entities) shall be treated in the same manner as you are hereunder with respect thereto. In the event of your death or a judicial determination of your incapacity, references in this Letter Agreement to “you” shall be deemed to refer, as appropriate, to your heirs, beneficiaries, executor or other legal representative. You hereby consent to (i) the conversion (by merger or otherwise) to limited partnership, limited liability company, corporate or limited duration company status of any of the Blackstone Entities in which you have a continuing interest, and (ii) any amendments to any of the Blackstone Entity agreements to which you will continue to be a party, to the extent such conversion or amendments do not adversely affect your interests in a material manner and treat you in a manner that is materially less favorable than other withdrawn members or withdrawn partners of such Blackstone Entity are treated generally. Time shall be of the essence of this Letter Agreement.

6. Consents. Blackstone and you hereby:

(a) Consent to and approve the execution, delivery and performance of this Letter Agreement and consummation of all transactions (the “Transactions”) contemplated hereby, for all purposes of any provision of the Governing Agreements of the Blackstone Entities and/or any provision of applicable law; and

(b) To the fullest extent permitted by applicable law, agree that the consent and approval set forth herein shall constitute all consents and approvals that are required for the execution, delivery and performance of this Letter Agreement by each of the Blackstone Entities party hereto and the consummation of the Transactions under any provision of the Governing Agreements of the Blackstone Entities and under applicable law; and the terms, conditions, procedures and requirements contemplated by this Letter Agreement in order to effect the Transactions shall be sufficient to effect the Transactions for all purposes of such Governing Agreements and shall be in lieu of any and all other or additional terms, conditions, procedures or requirements set forth in such Governing Agreements or under applicable law that might otherwise be required to effect the Transactions (including, without limitation, any requirement of notice, consent, approval, consultation or the execution of any document).